Exhibit 99.2

Merrill Lynch & Co., Inc.
(Unaudited)	(dollars in billions except per share amounts, shares in millions)

Amended Pro Forma Stockholders' Equity
	2Q08	Pro Forma	2Q08
	Estimate	Adjustments (1)	Pro Forma (1)
Stockholders' Equity
Common Stockholders’ Equity	$21.1	$11.2	$32.3
Preferred Stockholders' Equity	13.7	(4.9)	8.8
Total Stockholders' Equity	$34.8	$6.3	$41.1

Common Shares Outstanding (millions)	985	490	1,475
Book Value per Common Share	$21.43		$21.88

"If-Converted" Stockholders' Equity
Common Stockholders’ Equity	$21.1	$11.2	$32.3
Convertible Preferred Stock	6.6	(4.9)	1.7
"If-Converted" Stockholders' Equity	$27.7	$6.3	$34.0

"If-Converted" Common Shares Outstanding (millions)	1,111	418	1,529
"If-Converted" Book Value per Common Share	$24.94		$22.21

Tier 1 Capital Ratio (Tier 1 / Risk Weighted Assets)	7.5%		10.5%
Total Capital Ratio (Total Allowable Capital / Risk Weighted Assets)	12.1%		16.6%

(1)	Pro forma adjustments include the following transactions and assumptions (including estimates for transaction-related adjustments):
(a)	Gain on completed sale of Bloomberg for $4.425 billion in proceeds.
(b)	Estimated gain on closing planned sale of a majority of FDS amounting to substantially all of the enterprise value of approximately $3.5 billion, marking remaining stake to sale price. This sale is currently subject to a non-binding letter of intent and there can be no assurance that a definitive agreement will be completed with the current purchasers, or if a sale is consummated, that it will be on the financial terms reflected in our pro forma calculations and disclosures.

(c)	Pre-tax write-downs of $4.4 billion associated with the CDO sale and an additional $1.3 billion related to termination and settlement negotiations with monoline guarantors.
(d)	Conversion of $4.9 billion of Merrill Lynch's 9% Non-Voting Mandatory Convertible Preferred Stock into 179.7 million shares of common stock.
(e)

The offering of 310,000,000 shares of common stock at a price of $27.52 per share (the closing price as of July 25, 2008) for total proceeds of $8.5 billion, less $2.5 billion paid to Temasek in satisfaction of obligations under the reset provision, and including 13.5 million incremental 'if-converted' common shares to reflect the exchange for a new mandatory convertible preferred stock issuance and 8.8 million shares to reflect the settlement of reset provisions for the remaining 9% Non-Voting Mandatory Convertible Preferred Stock holder.

CONTACT:
Merrill Lynch
Media Relations:
Jessica Oppenheim, 212-449-2107
jessica_oppenheim@ml.com
or
Investor Relations:
Sara Furber, 866-607-1234
investor_relations@ml.com

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